Cooper Standard Reports Third Quarter Financial Results

NOVI, Mich., Oct. 30, 2013 – Cooper-Standard Holdings Inc. (NYSE: CPS) (“Cooper Standard” or “the “Company”), the parent company of Cooper Standard Automotive, a leading global supplier of automotive sealing, fuel and brake, fluid transfer and anti-vibration systems, today announced financial results for the third quarter and nine months ended Sept. 30, 2013. The Company has updated its previous financial guidance for the full year.

“During the quarter we delivered solid year-over-year revenue growth and EBITDA margin,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “At the same time, we are investing in new manufacturing footprint and expanding our capabilities to meet the demands of increasing global light vehicle production, particularly in North America and emerging markets. We are confident that our global expansion and continued innovation on behalf of our customers will enable Cooper Standard to drive long-term profitable growth.”

Third Quarter and Nine Months Ended Sept. 30, 2013 Results

The Company reported revenue of $764.1 million for the third quarter of 2013, compared to $684.0 million for the third quarter of 2012. The 11.7 percent increase in sales was driven by strong volume increase in North America, market share gains in Europe and notable sales increases in all other regions of the world. In addition, the Company’s acquisition of Jyco Sealing Technologies provided $11.9 million of incremental sales.

Gross profit for the quarter was $115.0 million or 15.1 percent of sales, compared to $103.1 million or 15.1 percent of sales for the third quarter of 2012. The increase in gross profit was driven primarily by increased volumes in all regions and favorable impact of lean savings, partially offset by customer price concessions, higher staffing costs and other operating expenses.

The Company reported net income of $20.3 million or $1.08 per share on a fully diluted basis in the third quarter of 2013, compared to $10.4 million or $0.44 per share in the third quarter of 2012. The improvement in earnings per share was primarily the result of lower restructuring costs and lower share count driven by the second quarter 2013 share repurchase. Net income for the nine months ended Sept. 30, 2013 was $66.3 million, compared to $110.3 million in the same prior year period, which included a one-time $48.3 million tax valuation benefit in the United States.

Adjusted EBITDA for the third quarter was $69.5 million or 9.1 percent of sales compared to $69.8 million or 10.2 percent of sales in the same quarter last year. For the nine month period ended Sept.30, 2013, adjusted EBITDA was $228.7 million, compared to $227.1 million in the prior year period.

Highlights from the Third Quarter

•	Listed on the New York Stock Exchange under new ticker symbol “CPS”

•	Inaugurated Bawal, India plant and broke ground on new facility in Sanand, India

•	Received Tata Motors Special Citation for Extraordinary Contributions

Net Income to Adjusted EBITDA Reconciliation

The following table provides a reconciliation of EBITDA and adjusted EBITDA to net income, which is the most comparable U.S. GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2013	2012	2013
	(dollar amounts in millions)
Net income attributable to Cooper-Standard Holdings Inc.	$11.6	$20.6	$112.7	$68.7
Income tax expense (benefit)	5.4	4.5	(32.8)	24.6
Interest expense, net of interest income	11.3	15.2	33.3	40.0
Depreciation and amortization	29.1	25.2	91.2	83.2

EBITDA	$57.4	$65.5	$204.4	$216.5
Restructuring (1)	10.2	1.9	15.8	7.7
Noncontrolling interest restructuring (2)	(0.2)	—	(0.5)	(0.8)
Inventory write-up (3)	—	0.3	—	0.3
Acquisition costs (4)	—	0.7	—	0.7
Stock-based compensation (5)	2.4	1.1	7.4	4.3

Adjusted EBITDA	$69.8	$69.5	$227.1	$228.7

(1)	Includes non-cash restructuring.
(2)	Proportionate share of restructuring costs related to FMEA joint venture.
(3)	Write-up of inventory to fair value for the Jyco acquisition.
(4)	Costs incurred in relation to the Jyco acquisition.
(5)	Non-cash stock amortization expense and non-cash stock option expense for grants issued at emergence from bankruptcy.

Management considers EBITDA and adjusted EBITDA as key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. Adjusted EBITDA is defined as net income adjusted to reflect income tax expense, interest expense net of interest income, depreciation and amortization, and certain non-recurring items that management does not consider to be reflective of the Company’s core operating performance.

When analyzing the Company’s operating performance, investors should use EBITDA and adjusted EBITDA in addition to, and not as alternatives for, net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of the Company’s performance. EBITDA and adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under GAAP. Other companies may report EBITDA and adjusted EBITDA differently and therefore Cooper Standard’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA, it should be noted that in the future Cooper Standard may incur expenses similar to or in excess of the adjustments in the above presentation. This presentation of adjusted EBITDA should not be construed as an inference that Cooper Standard’s future results will be unaffected by unusual or non-recurring items.

2013 Guidance

The Company updated its full year guidance for 2013 as previously provided on Aug. 7, 2013. Assuming North American vehicle production volume of 16.2 million units, European production volume of 19.0 million units and an average full year exchange rate of $1.32/Euro, the Company expects:

•	Sales:	$3,050 million - $3,075 million

•	Capital expenditures:	$180 million - $190 million

•	Cash restructuring expenses:	$20 million - $25 million

•	Cash taxes:	$5 million - $10 million

Conference Call Details

Cooper Standard’s executive team will host a conference call and webcast on Thursday, Nov. 7 at 8:30 a.m. ET to discuss its third quarter 2013 results, provide a general business update and respond to investor questions.

An interactive webcast will also be available by clicking here.

To participate in the live question-and-answer session, callers in the United States and Canada should dial toll-free 800-949-4315 (international callers dial 678-825-8315) and provide the conference ID 88373704 or ask to be connected to the Cooper Standard teleconference. Callers should dial in at least five minutes prior to the start of the call. Financial and automotive analysts are invited to ask questions after the presentations are made.

Individuals unable to participate during the live teleconference or webcast may visit the investors’ portion of the Cooper Standard website (http://www.ir.cooperstandard.com) for a webcast or podcast replay of the presentation.

About Cooper Standard

Cooper Standard, headquartered in Novi, Mich., is a leading global supplier of systems and components for the automotive industry. Products include sealing and trim, fuel and brake delivery, fluid transfer, thermal and emissions and anti-vibration systems. Cooper Standard employs more than 22,000 people globally and operates in 19 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

This press release includes forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act, reflecting management’s current analysis and expectations, based on what are believed to be reasonable assumptions. The words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs, such as “will,” “should,” “could” or “may” and variations of such words or similar expressions are intended to identify forward-looking statements. Forward-looking statements are not guarantees of future results and may involve known and unknown risks and uncertainties that may cause actual results to differ materially from those projected, including, without limitation, the risks and uncertainties set forth in the Company’s most recent Annual Report on the Form 10-K, subsequent Quarterly Reports on Form 10-Q and other Securities and Exchange Commission filings. The forward-looking statements in this press release are made as of the date hereof and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

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Contact for Analysts:	Contact for Media:
Glenn Dong	Sharon Wenzl
Cooper Standard	Cooper Standard
(248) 596-6031	(248) 596-6211
investorrelations@cooperstandard.com	sswenzl@cooperstandard.com